Exhibit 1.A.(8)(b)(ii)

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AGREEMENT is made by and among Southland Life Insurance Company, a life insurance company organized under the laws of the State of Texas (the "Company"), Variable Insurance Products Fund, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and Fidelity Distributors Corporation, a Massachusetts corporation (the "Underwriter") (collectively, the "Parties").

WHEREAS, the Parties executed a participation agreement dated August 10, 1995 (the "Participation Agreement"), governing how shares of the Fund's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Company through certain separate accounts (the "Separate Accounts");

WHEREAS, the various contracts for which shares are purchased are listed in Schedule A of the Participation Agreement;

WHEREAS, the Parties have agreed that it is in their interests to add an additional Contract and class of Fund to be purchased by the Separate Accounts;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

1. The Participation Agreement is hereby amended by substituting for the current Schedule A an amended Schedule A in the form attached hereto which adds the Survivor Dimensions Variable Universal Life policies to the list of Contracts funded by the Separate Accounts.

Executed this 1st day of November, 2000.

Southland Life Insurance Company	Variable Insurance Products Fund
BY:	/s/ Jim Livingston	BY:	/s/ Robert C. Pozen
	Jim Livingston		Robert C. Pozen
	Executive Vice President		Senior Vice President

Fidelity Distributors Corporation
BY: /s/ Kevin J. Kelly
Kevin J. Kelly
Vice President

SCHEDULE A

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account

Southland Separate Account A1 (February 25, 1994)	Flexible Premium Deferred Combination Fixed and Variable Annuity Contract

Southland Separate Account L1 (February 25, 1994)	Future Dimensions Flexible Premium Variable Universal Life Insurance Policy

Market Dimensions Flexible Premium Variable Universal Life Insurance Policy

Survivor Dimensions Flexible Premium Variable Universal Life Insurance Policy

Single Premium Product